Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, May 5, 2023

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF LAUREL, MD HOTEL

Williamsburg, Virginia – May 5, 2023 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that the Company has executed a $10.0 million secured loan with Citi Real Estate Funding Inc., collateralized by a first mortgage on the DoubleTree by Hilton Laurel in Laurel, Maryland. The interest only loan, which has a principal balance of $10.0 million, matures in May 2028 and carries a fixed interest rate of 7.35%. Proceeds from the loan were used to repay the existing first mortgage and for general corporate purposes.

“We are pleased with the completion of the refinancing for this hotel, which allowed us to realize significant value created through the execution of a streamlined operating strategy,” commented Dave Folsom, Chief Executive Officer of Sotherly. “We view the favorable loan terms, which include payments nearly identical to the previous loan, as well as the considerable cash proceeds of approximately $2.7 million, as a positive outcome for the Company, particularly in the current lending environment.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Sotherly may also opportunistically acquire hotels throughout the United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, comprising 2,786 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

(757) 229-5648